CONTACT INFORMATION:

Lauren Peduzzi
Communications
FOR IMMEDIATE RELEASE
703.876.1062
lauren_peduzzi@sra.com

Stuart Davis
Investor Relations
703.641.2267
stuart.davis@csra.com

CSRA Appoints William J. Haynes II as EVP, General Counsel

Falls Church, Va., January 8, 2016 – CSRA Inc. (NYSE:CSRA), the leading provider of next-generation IT solutions and professional services to government organizations, today announced that it has appointed William “Jim” Haynes II as Executive Vice President, General Counsel and Corporate Secretary. Mr. Haynes will oversee CSRA’s legal affairs, compliance matters, and corporate governance.

With more than 30 years of private and public sector experience, Mr. Haynes has held a number of senior positions within the private sector and in the U.S. Government. Since 2012, Mr. Haynes was Executive Vice President and General Counsel of SIGA Technologies. He has also served as Chief Corporate Counsel at Chevron Corporation, General Counsel of the Department of Defense, partner in the national law firm Jenner & Block, Vice President and Associate General Counsel of General Dynamics Corporation, and General Counsel of the Department of the Army.

“We’re delighted that someone with Jim’s extensive corporate as well as government legal experience and a proven track record in ever increasing positions of responsibility will be joining the CSRA team," said Larry Prior, CSRA's President and CEO. "Our company is committed to the highest standards of legal and regulatory compliance and Jim Haynes will be a key leader for us and our industry."

About CSRA
Every day CSRA (NYSE: CSRA) makes a difference in how the government serves our country and our citizens. We deliver a broad range of innovative, next-generation IT solutions and professional services to help our customers modernize their legacy systems, protect their networks and assets, and improve the effectiveness and efficiency of mission-critical functions for our warfighters and our citizens. Our 19,000 employees understand that success is a matter of perseverance, courage, adaptability and experience. CSRA is headquartered in Falls Church, Virginia, and has revenues of approximately $5.5 billion. To learn more about CSRA, visit www.csra.com.

Forward-looking Statements
All statements in this press release and in all future press releases that do not directly and exclusively relate to historical facts constitute “forward-looking statements” within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  These statements represent CSRA’s intentions, plans, expectations and beliefs, including statements about legal and regulatory compliance, network and asset protection and improving mission-critical functions. The forward-looking statements are subject to risks, uncertainties and other factors, many of which are outside the control of CSRA. These factors could cause actual results to differ materially from such forward-looking statements. For a written description of these factors, see the sections titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Computer Sciences GS” in CSRA’s Quarterly Report for the Fiscal Quarter Ended

October 2, 2015 and any updating information in subsequent SEC filings. CSRA disclaims any intention or obligation to update these forward-looking statements whether as a result of subsequent event or otherwise, except as required by law.

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